EXHIBIT 99.1

For more information, contact:
William M. Lowe, Jr., Unifi, Inc.
336.316.5664

Peggy Carter, Sara Lee Corporation
336.519.7563

UNIFI ACQUIRES NYLON YARN OPERATIONS
FROM SARA LEE BRANDED APPAREL

Deal Includes Long-term Yarn Supply Agreement between the Two Companies

         GREENSBORO, N.C. - May 11, 2004 - Unifi, Inc. (NYSE: UFI) today announced that it has acquired the hosiery yarn and texturing assets of Sara Lee Branded Apparel and entered into a long-term agreement to become the hosiery manufacturer's nylon supplier. The deal will increase net sales in Unifi's nylon yarn division by more than 20 percent, and will result in the addition of approximately 170 positions to the Company's facilities in Rockingham County. Under terms of the agreement, Unifi will purchase certain yarn production equipment from Sara Lee Branded Apparel for $2.6 million.

        The production of fine denier covered yarn and textured nylon filament yarn for Sara Lee's hosiery operations will be transferred to existing equipment located in Unifi's Madison, N.C., facility. The transfer is expected to be completed by July 16, 2004.

         "The incremental volume generated from this agreement enhances the scale of our manufacturing operations and creates a healthier, stronger nylon business for Unifi," said Eddie Ingle, Nylon Business Unit Manager for Unifi. "Our wide product range and speed-to-market capabilities will create a faster and more efficient supply line between Unifi and Sara Lee, which are key advantages in a very competitive marketplace."

         With the agreement, Sara Lee exits the fine denier covered yarn and textured nylon filament yarn businesses. Unifi will offer positions in Madison to Sara Lee employees who worked in yarn and texturing functions.

         "Since Hanes hosiery pioneered the use of nylon to make women's sheer hosiery, we have set the standard for quality and style in the industry," said Ron Gburek, Vice President of Supply Chain for Sara Lee Branded Apparel's Intimates and Hosiery Operations. "Knowing that Unifi can meet our standards for timely delivery of quality yarns enables us to concentrate on styling, producing and marketing our leadership brands. We have enjoyed a long relationship with Unifi, and we are pleased to extend it with this outstanding agreement."

-more-

Unifi Acquires Nylon Yarn Operations from Sara Lee Branded Apparel - page 2

         With the transfer of volume to Unifi facilities, Unifi will add to its position as the largest textured nylon producer in the United States.

         "This agreement is the result of two leading supply chain partners coming together to build upon their individual core strengths," said William Lowe, Chief Operating Officer and Chief Financial Officer for Unifi. "Unifi will continue to look at creating efficiencies throughout the supply chain, as well as opportunities that are achievable through consolidation."

         Unifi is one of the world's leading producers and processors of textured yarns. Its primary business is the texturing, dyeing, twisting, covering, and beaming of multi-filament polyester and nylon yarns. Unifi's textured yarns are found in home furnishings, apparel and industrial fabrics, automotive, upholstery, hosiery, and sewing thread. For more information, please visit www.unifi-inc.com.

         Sara Lee Branded Apparel is one of three lines of business of Sara Lee Corporation, one of the world's leading branded consumer goods companies, selling its products in nearly 200 countries. Among its well-known brands are Hanes underwear and hosiery, Playtex, Champion, Bali, L'eggs and Just My Size.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal security laws about Unifi, Inc.'s (the "Company") financial condition and results of operations that are based on management's current expectations, estimates and projections about the markets in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "believes," "estimates," variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies' policies and legislation, the continuation and magnitude of the Company's common stock repurchase program and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company's other reports and filings with the Securities and Exchange Commission.

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